Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2016 RESULTS

February 23, 2017 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company” or “Frank's”) today reported revenues of $108.0 million and net loss of $66.2 million, or $0.30 per share, for the three months ended December 31, 2016. Adjusted loss per share for the fourth quarter was $0.18, excluding $17.2 million in severance and other charges and $9.8 million in merger and acquisition associated costs, net of tax, with weighted average shares outstanding of 218.1 million. Excluded items are referenced in the non-GAAP reconciliation included in this release. Adjusted EBITDA for the quarter was $5.0 million or 4.6% of revenue.

Full year 2016 revenues were $487.5 million and net loss was $135.3 million, or $0.77 per share. Adjusted loss per share was $0.52, excluding $32.7 million in severance and other charges and $9.8 million in merger and acquisition associated costs, net of tax, with weighted average shares outstanding of 176.6 million. Excluded items are referenced in the non-GAAP reconciliation included in this release. Adjusted EBITDA was $25.0 million or 5.1% of revenue.

Fourth quarter and full year 2016 results include $26.9 million and $42.5 million, or $0.12 and $0.25 per share, respectively, of severance and other charges and merger and acquisition associated costs, net of tax, related to workforce reductions and the acquisition of Blackhawk Specialty Tools, LLC and affiliated companies.

Douglas Stephens, Frank’s International’s President and Chief Executive Officer said, “In the face of a very challenging year for our industry and thus for Frank’s, we maintain one of the strongest financial positions in the oil service industry with net cash of more than $300 million. I’m very pleased with our continued focus on providing our customers with safe, reliable and quality service during a difficult 2016.”

“Although our results were adversely impact by reduced customer spending, particularly on offshore projects, we still achieved several industry milestones helping customers reach their goals safely and more efficiently. We also made progress in growing in underrepresented markets like the Middle East while holding a leading share in our Gulf of Mexico and West Africa core markets. Finally, we took a big step towards becoming a broader well construction company with the acquisition of Blackhawk Specialty Tools.”

“As we progress through 2017, we will continue to utilize our strong balance sheet, innovative technologies and skilled workforce to maintain our dominant share in core markets, further expand in underrepresented markets and commercialize new technologies that benefit the customer through safer operations, increased well integrity and improved efficiency.”

Fourth Quarter 2016 Results

•	Revenue was $108.0 million, up 2.7% compared to the third quarter of 2016, and down 46.8% compared to the fourth quarter of 2015.

◦	International Services revenue was $45.8 million, down 10.3% compared to the third quarter of 2016, and down 50.4% year-over-year

◦	U.S. Services revenue was $32.9 million, down 3.5% compared to the third quarter of 2016, and down 48.9% year-over-year

◦	Tubular Sales revenue was $19.4 million, down 3.3% compared to the third quarter of 2016, and down 58.3% year-over-year

◦	Blackhawk revenue was $10.0 million for the full months of November and December 2016

•	Cash flow used in operations was $38.7 million for the fourth quarter 2016

Full Year 2016 Results

•	Revenue was $487.5 million, down 50.0% year-over-year as offshore projects globally experienced pricing concessions, activity declines from cancellations and decreased scope of work.

◦	International Services revenue was $237.2 million, down 46.3% year-over-year

◦	U.S. Services revenue was $152.8 million, down 53.2% year-over-year

◦	Tubular Sales revenue was $87.5 million, down 57.5% year-over-year

◦	Blackhawk revenue was $10.0 million for the full months of November and December 2016

•	Cash flow used in operations for 2016 was $10.8 million, down 102.5% year-over-year

Adjusted earnings (loss) per share, adjusted EBITDA, adjusted EBITDA margin and segment adjusted EBITDA, which are financial measures not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), are defined and reconciled to their most directly comparable GAAP financial measures below. Adjusted earnings (loss) per share, adjusted EBITDA, segment adjusted EBITDA and the other segment data discussed below do not include income from discontinued operations. Please see “Use of Non-GAAP Financial Measures” and the reconciliations appearing under the heading “Non-GAAP Financial Measures.”

Segment Results

International Services
International Services revenue from external sales was $45.8 million in the fourth quarter of 2016, down 10.3% compared to the third quarter of 2016, and down 50.4% compared to the fourth quarter of 2015. Full year 2016 revenue from external sales was $237.2 million, down 46.3% year-over-year. Full year 2016 revenue decreases were driven primarily by declines in the West Africa region. Decreased rig activity, project cancellations and pricing concessions resulting from the persistently low commodity price environment contributed to the decline. All other regions also experienced sequential declines for similar reasons with the Middle East region declining the least as new multiyear contracts won in the region helped offset some of the declines in price and activity.

Segment adjusted EBITDA for the fourth quarter of 2016 of $1.5 million, or 3.3% of revenue, was down 66.6% compared to the third quarter of 2016, and down 95.8% compared to the fourth quarter of 2015. The sequential decrease was largely related to bad debt expense and payroll taxes related to West Africa operations. Segment adjusted EBITDA for 2016 was $33.3 million, or 14.0% of revenue, down 81.8% year-over-year. Adjusted EBITDA decreased as a result of a decline in activity volumes, price concessions and lower margin work globally, particularly in West Africa and Latin America.

U.S. Services
U.S. Services revenue from external sales was $32.9 million in the fourth quarter of 2016, down 3.5% compared to the third quarter of 2016, and down 48.9% compared to the fourth quarter of 2015. Full year 2016 revenue from external sales was $152.8 million, down 53.2% year-over-year.

For the fourth quarter, onshore revenue within the U.S. Services segment of $9.7 million was up 12.8% compared to the third quarter of 2016 and down 47.2% compared to the fourth quarter of 2015. Full year 2016 revenue was $35.0 million, down 65.2% year-over-year. The year-over-year onshore business revenue decline was correlated to decreased drilling activity and competitive pricing, partially offset by an increase in market share.

Offshore revenue within the U.S. Services segment of $23.2 million for the fourth quarter was down 9.0% compared to the third quarter of 2016 and down 49.7% compared to the fourth quarter of 2015. Full year 2016 revenue was $115.2 million, down 49.0% year-over-year. Lower activity and pricing concessions were the key drivers of the year-over-year revenue decline offshore.

Segment adjusted EBITDA for the fourth quarter of $1.9 million, or 5.7% of revenue, was up $8.0 million compared to the third quarter of 2016 and down 87.1% compared to the fourth quarter of 2015. Segment adjusted EBITDA for 2016 was a loss of $11.5 million, down 112.0% year-over-year. The lower adjusted EBITDA was driven by negative onshore contribution margin and lower activity, partially offset by cost reductions.

Tubular Sales
Tubular Sales revenue from external sales was $19.4 million in the fourth quarter of 2016, down 3.3% compared to the third quarter of 2016, and down 58.3% compared to the fourth quarter of 2015. Full year 2016 revenue from external sales was $87.5 million, down 57.5% year-over-year.

Segment adjusted EBITDA for the fourth quarter was $0.4 million, or 2.1% of revenue, up 141.2% compared to the third quarter of 2016, and down 97.1% compared to the fourth quarter of 2015. Segment adjusted EBITDA for 2016 was $1.7 million, or 2.0% of revenue, down 95.8% year-over-year.

Tubular Sales revenue and adjusted EBITDA decreased from 2015 due to lower demand in the core Gulf of Mexico market and fewer international orders, partially offset by lower manufacturing costs. Total pipe and connector inventory decreased $34.9 million from December 31, 2015 to $102.4 million at December 31, 2016.

Blackhawk
Blackhawk revenue for the full months of November and December 2016 was $10.0 million including, $1.7 million in new product revenue from recently acquired or developed technologies including deepwater surge reduction tools and well intervention products. Segment adjusted EBITDA for the full months of November and December 2016 was $1.0 million, or 10.4% of revenue.

Offshore revenue during the quarter was $6.8 million and U.S. onshore revenue was $3.2 million for the full months of November and December 2016. The U.S. onshore business closed out 2016 with five consecutive months of revenue growth.

Capital Expenditures and Balance Sheet

Capital expenditures were $42.1 million for 2016, down 57.8% year-over-year. Capital expenditures for 2017 are estimated at $40.0 million of which approximately $22.0 million for the purchase and manufacturing of equipment and $18.0 million for the purchase or construction of facilities. The Company’s consolidated cash balance at December 31, 2016 was $319.5 million compared to $602.4 million at December 31, 2015.

Dividends

On February 21, 2017, the Board of Managing Directors of the Company (the “Management Board”), with the approval from the Board of Supervisory Directors of the Company (the “Supervisory Board”, and jointly with the Management Board, the “Boards”), declared a cash dividend of $0.075 per share (subject to applicable Dutch dividend withholding tax), payable on March 17, 2017, to all common stockholders of record as of March 6, 2017 as part of its regular quarterly cash dividend program.  Future declarations of dividends and their record and payment dates are subject to the final determination of the Boards.

Conference Call

The Company will host a conference call to discuss fourth quarter and full year 2016 results on Thursday, February 23, 2017 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Participants may join the conference call by dialing (888) 771-4371 or (847) 585-4405. The conference access code is 44204433. To listen via live web cast, please visit the Investor Relations section of the Company’s website, www.franksinternational.com. A presentation will also be posted on the Company’s website prior to the conference call.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will remain available for seven days. It can be accessed by dialing (888) 843-7419 or (630) 652-3042. The conference call replay access code is 44204433. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 days.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, which have declined significantly in recent periods, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 that will be filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular running services, tubular fabrication, and specialty well construction and well intervention solutions with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 3,000 employees and provides services to leading exploration and production companies in both onshore and offshore environments in over 60 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of adjusted earnings (loss) per share, adjusted EBITDA, segment adjusted EBITDA, and adjusted EBITDA margin, which may be used periodically by management when discussing the Company’s financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP, adjusted earnings (loss) per share, adjusted EBITDA, segment adjusted EBITDA, and adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider, adjusted earnings (loss) per share, adjusted EBITDA, segment adjusted EBITDA, and adjusted EBITDA margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because adjusted earnings (loss) per share, adjusted EBITDA, segment adjusted EBITDA, and adjusted EBITDA margin may be defined differently by other companies in the Company’s industry, the Company’s presentation of adjusted earnings (loss) per share, adjusted EBITDA, segment adjusted EBITDA, and adjusted EBITDA margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines adjusted earnings (loss) per share as earnings (loss) per share before severance and other charges, net of tax. The Company defines adjusted EBITDA as income from continuing operations before net interest income or expense, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on sale of assets, foreign currency gain or loss, stock-based compensation, other non-cash adjustments and unusual charges. The Company uses and adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of the Company’s management team (such as income tax rates). The Company defines adjusted EBITDA margin as adjusted EBITDA divided by total revenue.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

Contact:
Blake Holcomb - Director, Investor Relations and Communications
blake.holcomb@franksintl.com
713-231-2463

FRANK'S INTERNATIONAL N.V.
COMBINED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2016	2016	2015	2016	2015
Revenues:
Equipment rentals and services	$85,237	$85,698	$156,012	$397,369	$766,252
Products	22,748	19,416	46,964	90,162	208,348
Total revenue	107,985	105,114	202,976	487,531	974,600

Operating expenses:
Cost of revenues, exclusive of
depreciation and amortization
Equipment rentals and services	45,949	47,002	61,792	201,316	304,473
Products	16,443	13,237	23,837	59,037	113,918
General and administrative expenses	46,766	52,774	60,155	228,802	270,678
Depreciation and amortization	29,937	26,545	28,219	114,215	108,962
Severance and other charges	27,548	14,534	21,276	46,406	35,484
Change in value of contingent
consideration	—	—	—	—	(1,532)
(Gain) loss on sale of assets	2,212	(46)	(517)	1,117	(1,038)
Operating income (loss)	(60,870)	(48,932)	8,214	(163,362)	143,655

Other income (expense):
Other income	2,025	984	2,815	4,170	5,791
Interest income, net	1,023	646	191	2,073	341
Merger and acquisition expense	(13,784)	—	—	(13,784)	—
Foreign currency gain (loss)	(4,912)	(1,696)	205	(10,819)	(6,358)
Total other income (expense)	(15,648)	(66)	3,211	(18,360)	(226)
Income (loss) before income tax
expense (benefit)	(76,518)	(48,998)	11,425	(181,722)	143,429
Income tax expense (benefit)	(10,332)	(6,800)	4,657	(25,643)	37,319
Net income (loss)	(66,186)	(42,198)	6,768	(156,079)	106,110
Net income (loss) attributable to
noncontrolling interests	—	(5,216)	(668)	(20,741)	27,000
Net income (loss) attributable to
Frank's International N.V.	$(66,186)	$(36,982)	$7,436	$(135,338)	$79,110
Preferred stock dividends	—	—	—	(1)	(2)
Net income (loss) available to
Frank's International N.V.
common shareholders	$(66,186)	$(36,982)	$7,436	$(135,339)	$79,108

Earnings (loss) per common share
Basic	$(0.30)	$(0.21)	$0.05	$(0.77)	$0.51
Diluted	$(0.30)	$(0.21)	$0.04	$(0.77)	$0.50

Weighted average number of common
shares outstanding:
Basic	218,066	177,125	155,137	176,584	154,662
Diluted	218,066	177,125	209,468	176,584	209,152

FRANK'S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2016	2016	2015	2016	2015
Revenue
International Services	$45,767	$51,028	$92,189	$237,207	$442,107
U.S. Services	32,872	34,057	64,317	152,827	326,437
Tubular Sales	19,364	20,029	46,470	87,515	206,056
Blackhawk	9,982	—	—	9,982	—
Total	$107,985	$105,114	$202,976	$487,531	$974,600

Segment Adjusted EBITDA:
International Services	$1,513	$4,532	$35,723	$33,264	$182,475
U.S. Services	1,888	(6,154)	14,685	(11,490)	95,516
Tubular Sales	398	165	13,917	1,741	40,999
Blackhawk	1,038	—	—	1,038	—
Total	4,837	(1,457)	64,325	24,553	318,990

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
($ in thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2016	2016	2015	2016	2015

Revenues	$107,985	$105,114	$202,976	$487,531	$974,600

Net income (loss)	$(66,186)	$(42,198)	$6,768	$(156,079)	$106,110
Interest income, net	(1,023)	(646)	(191)	(2,073)	(341)
Income tax expense (benefit)	(10,332)	(6,800)	4,657	(25,643)	37,319
Depreciation and amortization	29,937	26,545	28,219	114,215	108,962
(Gain) loss on sale of assets	2,212	(46)	(517)	1,117	(1,038)
Foreign currency (gain) loss	4,912	1,696	(205)	10,819	6,358
Charges and credits (1)	45,434	20,151	25,653	82,675	61,716
Adjusted EBITDA	$4,954	$(1,298)	$64,384	$25,031	$319,086

Adjusted EBITDA margin	4.6%	(1.2)%	31.7%	5.1%	32.7%

(1)
Comprised of Equity-based compensation expense (for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015: $3,622, $3,828 and $3,848, respectively; for the years ended December 31, 2016 and 2015: $15,978 and $26,318, respectively), Merger and acquisition costs (for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015: $13,784, none and none, respectively; for the years ended December 31, 2016 and 2015: $13,784 and none, respectively), Severance and other charges (for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015: $27,548, $14,534 and $21,276, respectively; for the years ended December 31, 2016 and 2015: $46,406 and $35,484, respectively), Changes in value of contingent consideration (none for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015; for the years ended December 31, 2016 and 2015: none and $(1,532), respectively), Unrealized and realized (gains) losses (for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015: $(863), $10 and none, respectively; and for the years ended December 31, 2016 and 2015: $110 and none, respectively) and FCPA matters (for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015: $1,343, $1,779 and $529, respectively; for the years ended December 31, 2016 and 2015: $6,397 and $1,446, respectively).

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
($ in thousands)
(Unaudited)

SEGMENT ADJUSTED EBITDA RECONCILIATION

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2016	2016	2015	2016	2015
Segment Adjusted EBITDA:
International Services	$1,513	$4,532	$35,723	$33,264	$182,475
U.S. Services	1,888	(6,154)	14,685	(11,490)	95,516
Tubular Sales	398	165	13,917	1,741	40,999
Blackhawk	1,038	—	—	1,038	—
Total	4,837	(1,457)	64,325	24,553	318,990
Corporate and other	117	159	59	478	96
Interest income, net	1,023	646	191	2,073	341
Income tax (expense) benefit	10,332	6,800	(4,657)	25,643	(37,319)
Depreciation and amortization	(29,937)	(26,545)	(28,219)	(114,215)	(108,962)
Gain (loss) on sale of assets	(2,212)	46	517	(1,117)	1,038
Foreign currency gain (loss)	(4,912)	(1,696)	205	(10,819)	(6,358)
Charges and credits (1)	(45,434)	(20,151)	(25,653)	(82,675)	(61,716)
Net income (loss)	$(66,186)	$(42,198)	$6,768	$(156,079)	$106,110

(1)
Comprised of Equity-based compensation expense (for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015: $3,622, $3,828 and $3,848, respectively; for the years ended December 31, 2016 and 2015: $15,978 and $26,318, respectively), Merger and acquisition costs (for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015: $13,784, none and none, respectively; for the years ended December 31, 2016 and 2015: $13,784 and none, respectively), Severance and other charges (for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015: $27,548, $14,534 and $21,276, respectively; for the years ended December 31, 2016 and 2015: $46,406 and $35,484, respectively), Changes in value of contingent consideration (none for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015; for the years ended December 31, 2016 and 2015: none and $1,532, respectively), Unrealized and realized gains (losses) (for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015: $863, $(10) and none, respectively; and for the years ended December 31, 2016 and 2015: $(110) and none, respectively) and FCPA matters (for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015: $1,343, $1,779 and $529, respectively; for the years ended December 31, 2016 and 2015: $6,397 and $1,446, respectively).

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share data)
(Unaudited)

RECONCILIATION OF ADJUSTED NET INCOME (LOSS) AND ADJUSTED EARNINGS (LOSS) PER DILUTED SHARE

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2016	2016	2015	2016	2015
Diluted net income (loss) available to common shareholders	$(66,186)	$(36,982)	$7,436	$(135,339)	$79,108
Severance and other charges (net of tax)	17,166	11,925	12,972	32,725	21,635
Merger and acquisition costs (net of tax)	9,754	—	—	9,754	—
Dilutive net income (loss) available to common shareholders	$(39,266)	$(25,057)	$20,408	$(92,860)	$100,743

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2016	2016	2015	2016	2015
Earnings (loss) per diluted share	$(0.30)	$(0.21)	$0.04	$(0.77)	$0.50
Severance and other charges (net of tax)	0.08	0.07	0.06	0.19	0.10
Merger and acquisition costs (net of tax)	0.04	—	—	0.06	—
Earnings (loss) per diluted share excluding specific items	$(0.18)	$(0.14)	$0.10	$(0.52)	$0.60

FRANK'S INTERNATIONAL N.V.
EARNINGS (LOSS) PER SHARE CALCULATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2016	2016	2015	2016	2015
Numerator - Basic
Net income (loss)	$(66,186)	$(42,198)	$6,768	$(156,079)	$106,110
Less: Net (income) loss attributable to
noncontrolling interest	—	5,216	668	20,741	(27,000)
Less: Preferred stock dividends	—	—	—	(1)	(2)
Net income (loss) attributable to
common shareholders	$(66,186)	$(36,982)	$7,436	$(135,339)	$79,108

Numerator - Diluted
Net income (loss)
applicable to common shareholders	$(66,186)	$(36,982)	$7,436	$(135,339)	$79,108
Add: Net income attributable to
noncontrolling interest (1) (2)	—	—	1,271	—	24,784
Add: Preferred stock dividends (2)	—	—	—	—	2
Dilutive net income (loss) available to
common shareholders	$(66,186)	$(36,982)	$8,707	$(135,339)	$103,894

Denominator
Basic weighted average common shares	218,066	177,125	155,137	176,584	154,662
Exchange of noncontrolling interest
for common stock (2)	—	—	52,976	—	52,976
Restricted stock units (2)	—	—	1,351	—	1,512
Stock to be issued pursuant to
employee stock purchase plan	—	—	4	—	2
Diluted weighted average common shares	218,066	177,125	209,468	176,584	209,152

Earnings (loss) per common share:
Basic	$(0.30)	$(0.21)	$0.05	$(0.77)	$0.51
Diluted	$(0.30)	$(0.21)	$0.04	$(0.77)	$0.50

(1) Adjusted for the additional tax expense upon the assumed conversion of the Preferred Stock	$—	$—	$(1,939)	$—	$2,216
(2) Approximate number of shares of potentially convertible preferred stock to common stock up until the time of conversion on August 26, 2016, unvested restricted stock units and stock to be issued pursuant to the employees stock purchase plan have been excluded from the computation of diluted earnings (loss) per share as the effect would be anti-dilutive when the results from operations are at a net loss.	656	32,977	—	35,556	—

FRANK'S INTERNATIONAL N.V.
SELECTED BALANCE SHEET AND CASH FLOW DATA
(In thousands)
(Unaudited)

	December 31,	December 31,
	2016	2015
Cash and cash equivalents	$319,526	$602,359
Working capital	540,670	834,110
Property, plant and equipment, net	567,024	624,959
Total assets	1,588,061	1,726,838
Total debt	276	7,321
Series A preferred stock	—	705
Total stockholders' equity	1,311,319	1,211,299
Noncontrolling interest	—	240,127
Total equity	1,311,319	1,451,426

	Year Ended
	December 31,
	2016	2015

Net cash provided by (used in) operating activities	$(10,831)	$427,758
Net cash used in investing activities	(178,915)	(174,689)
Net cash used in financing activities	(96,765)	(141,209)
	(286,511)	111,860
Effect of exchange rate changes on cash activities	3,678	1,145
Increase (decrease) in cash and cash equivalents	$(282,833)	$113,005

Capital expenditures	$42,127	$99,723